Exhibit 10.2

SEPARATION AND CONSULTING AGREEMENT

This SEPARATION AND CONSULTING AGREEMENT (this “Agreement”) is entered into as of July 12, 2019, by and between Robert Clemons (the “Executive”) and SEACOR Marine Holdings Inc., a Delaware corporation (the “Company”).

WHEREAS, the Executive served as the Executive Vice President and Chief Operating Officer of the Company; and

WHEREAS, the Executive has resigned effective as of the Termination Date set forth herein, and the parties have determined by mutual agreement that the Executive shall continue in a consulting capacity with the Company, on the terms set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and the covenants herein, the sufficiency of which is hereby acknowledged, the Executive and the Company agree as follows:

1.Termination of Employment.  The Executive’s employment with the Company ceased effective as of 11:59pm Eastern Time on July 12, 2019 (the “Termination Date”).  Effective as of the Termination Date, except as provided herein, the Executive resigned from all his positions with the Company and its subsidiaries and affiliates (each entity individually, and collectively, the “Company Group”), and the Executive hereby reaffirms such resignations and has executed the Notice of Resignation attached hereto as Exhibit A. Following the Termination Date, the Executive shall not and does not hold any office, title or fiduciary role with any member of the Company Group, except as a consultant pursuant to Section 3 hereof.

2.Payments and Benefits.

(a)COBRA Payments.  Subject to the terms of this Agreement, in consideration of the Release (as defined below), so long as the Executive timely elects and maintains the applicable continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Company shall pay or reimburse the Executive for the employer portion of premiums (based upon then-current active employee rates) for coverage for the Executive and his eligible dependents under the Company’s group health and dental plans (in which the Executive and/or the Executive’s covered dependents participated immediately prior to the Termination Date, as applicable) during the Consulting Period (as defined below) and for a period of six months thereafter.  Notwithstanding the foregoing, in the event that providing the foregoing coverage, payments or reimbursement would result in the imposition of excise taxes on the Company for failure to comply with applicable nondiscrimination requirements or otherwise, the parties hereby agree to negotiate in good faith to modify this Section 2(a) in such manner as to avoid the imposition of such excise taxes while also maintaining, to the maximum extent reasonably possible, the original intent and economic benefits to the Executive and the Company under this Section 2(a).

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(b)Equity Awards.  The Executive has previously been granted awards of (i) stock options with respect to the common stock of the Company (the “Granted Stock Options”) and (ii) restricted shares of common stock of the Company (the “Restricted Shares”), in each case pursuant to the terms of the applicable Company stock incentive plans and related award agreements.  The Company has also agreed, pursuant to that certain Stock Option Grant Agreement dated as of April 16, 2019 (“2019 Stock Option Grant Agreement”), to grant to the Executive stock options to purchase an additional total of 12,500 shares of common stock of the Company, to be granted in two equal installments on September 15, 2019 and December 16, 2019 (the “Pending 2019 Stock Options”) with a per share exercise price equal to the closing price of a share of the common stock of the Company on the New York Stock Exchange (“NYSE”) on the grant date. As of the Termination Date, (i) all Granted Stock Options and Restricted Shares that have not previously become vested (and with respect to which the Executive would not otherwise be entitled to vesting acceleration) shall become vested and (ii) all Pending 2019 Stock Options shall become granted and vested with a per share exercise price equal to the closing price of a share of common stock of the Company on the NYSE as of the Termination Date (the Granted Stock Options and Pending 2019 Stock Options, collectively, the “Accelerated Stock Options”).  Subject to the terms of this Agreement, in consideration of the Release, each Accelerated Stock Option shall remain exercisable until the expiration date of the full original term of such Accelerated Stock Option.  Except to the extent modified hereby, the Accelerated Stock Options shall continue to be subject to the terms and conditions as provided by the respective award agreements for each such award.  This Section 2(b) does not, and shall not be deemed to, amend, modify or waive any terms or conditions of any performance-based restricted stock units (“PRSUs”) held by the Executive.  Any PRSUs held by the Executive shall vest or be forfeited in accordance with the terms and conditions of that certain Performance Restricted Stock Unit Grant Agreement, dated April 16, 2019 (“PRSU Grant Agreement”), it being understood that, as none of the PRSUs constitute “Eligible Units” as of the Termination Date, such PRSUs are automatically forfeited in accordance with the terms of the PRSU Grant Agreement.

(c)No Additional Benefits.  The Executive acknowledges and agrees that, except as provided in this Section 2, the Executive’s participation as an active employee under any benefit plan, program, policy or arrangement sponsored or maintained by the Company Group ceased and was terminated as of the Termination Date.  Without limiting the generality of the foregoing, the Executive’s eligibility for and active participation in any of the tax-qualified plans maintained by the Company Group ended on the Termination Date, and the Executive will earn no additional benefits under those plans after that date.  The Executive shall receive a payment of $12,083.33, which the parties agree represents full payment for all of the Executive’s unused vacation time accrued through the Termination Date.  The Executive understands and agrees that, absent this Agreement, he would not otherwise be entitled to any payments and benefits as set forth in Section 2(a)-(b).

(d)Tax Withholding.  Except as provided in Section 3, all payments made by the Company or its subsidiaries to the Executive pursuant to this Section 2 shall be reduced by applicable tax withholdings and any other deductions as required by law.

3.Consulting Services.

(a)Consulting Period.  The Executive shall be retained by the Company as a consultant for the period commencing on the day immediately following the Termination Date and expiring on the six-month anniversary of the Termination Date (the “Consulting Period”).

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(b)Scope & Performance of Consulting Services.  During the Consulting Period, the Executive shall consult with the Company Group and its executive officers on an as-needed basis regarding the business and operations of the Company Group and with the transition of his duties as Executive Vice President and Chief Operating Officer of the Company by providing advice, consultation and responding to questions from the Company Group and its executive officers from time to time (the “Consulting Services”).  Unless otherwise required by applicable circumstances, the Consulting Services shall be rendered by personal consultation at the Executive’s residence or by correspondence through mail, telephone, e-mail or other similar mode of communication at times convenient to the Executive.   It is hereby understood and agreed that, during the Consulting Period, the Executive shall have the right to engage in full-time or part-time employment with other business enterprises; provided that the Executive does not breach the restrictive covenants set forth in Section 5 hereof.  The Executive shall also provide reasonable cooperation with the Company and its affiliates in any pending or future litigation or investigation or other dispute in which the Executive has relevant knowledge or information, provided that the Company will reimburse the Executive for reasonable out-of-pocket expenses incurred by the Executive in connection with the provision of such cooperation, but only if such expenses are approved in advance by the Company.  In connection with providing the Consulting Services, the Executive shall comply in full with all applicable laws, rules and regulations, and with the Company’s polices and procedures, including its Code of Business Conduct & Ethics.

(c)Status as Independent Contractor.  The Executive acknowledges and agrees that his status at all times during the Consulting Period shall be that of an independent contractor, and that he may not bind or otherwise obligate the Company Group in any manner whatsoever without obtaining the prior written approval of an authorized representative of the Company Group therefor.  The Executive hereby acknowledges and agrees that he shall not be eligible for, shall not actively participate in, and shall not otherwise accrue benefits under, any of the Company Group’s benefit plans during the Consulting Period.

(d)Consulting Fees.   In consideration for the Consulting Services, subject to the terms hereof, the Company shall pay the Executive a consulting fee of $24,166.67 per month or the pro-rata amount for any partial month based on the number of days during which the Executive was a consultant in such month (the “Consulting Fees”). The Consulting Fees shall be paid to the Executive, in arrears, on or about the last business day of the month to which such Consulting Fees relate.  The parties hereby acknowledge and agree that the Consulting Fees shall not be deemed to be wages, and therefore, shall not be subject to any withholdings or deductions.  The Executive shall be solely responsible for, and shall pay, all taxes assessed or due on the Consulting Fees under the applicable laws or regulations.  The Company will be responsible for any reasonable and necessary out‑of‑pocket expenses incurred by the Executive during the Consulting Period that are directly related to the provision of Consulting Services by the Executive in accordance with the Company’s standard expense reimbursement policies applicable to independent contractors, provided that (i) the incurrence of such expenses are approved in advance by the Company, and (ii) appropriate receipts and vouchers for such expenses are submitted to the Company within thirty (30) days after the expenses are incurred.

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(e)Early Termination.  The Consulting Services shall terminate by reason of the Executive’s death or Disability (as defined below), or by reason of the Company’s or the Executive’s election to terminate the Consulting Services.  In the event of any such termination, the Consulting Fees shall cease, effective as of the date such termination occurs; provided, however, that if the Company terminates the Consulting Services prior to the end of the Consulting Period for any reason other than Cause (and other than due to the Executive’s death or Disability), then the Company shall continue to pay the Executive the Consulting Fees for the remainder of the Consulting Period in accordance with the terms of this Agreement.  “Cause” in this Agreement means: (i) an intentional act of fraud, embezzlement, theft or any other material violation of law that occurs during or in the course of the Executive’s service; (ii) intentional damage to assets or property of any member of the Company Group; (iii) intentional disclosure of the Company Group’s confidential information contrary applicable policies; (iv) a material breach of the Executive’s obligations under this Agreement that has not been cured after providing the Executive reasonable notice; (v) intentional engagement in any competitive activity that would constitute a breach of the Executive’s obligations under this Agreement; (vi) intentional breach of any policies of any member of the Company Group; or (vii) conduct by the Executive that is materially injurious to any member of the Company Group, monetarily or otherwise.  For purposes of this Agreement, “Disability” shall be defined as a physical or mental impairment which prevents the Executive from performing his applicable services, as determined by the Company in its sole discretion.

4.Release of Claims.  Notwithstanding anything to the contrary in this Agreement, the Company shall not be obligated to make any payment of the Consulting Fees or to provide any payment or benefit under Section 2(a) or (b) which is contingent upon the Release (collectively, the “Consideration”) to the Executive under this Agreement until (i) the Executive shall have executed and delivered to the Company the release of claims attached hereto as Exhibit B (the “Release”) and (ii) such Release shall have become effective and irrevocable by the Executive under all applicable law and in accordance with the terms of the Release (with all periods for revocation therein having expired).

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5.Restrictive Covenants.  In consideration of his rights and benefits under this Agreement, the Executive agrees as follows:

(a)Non-disclosure.  The Executive specifically acknowledges and agrees that he will not divulge, furnish or make accessible to anyone, Company Information at any time (whether during or following the Consulting Period), except with the consent of or pursuant to the Company’s instructions or pursuant to mandatory court order, subpoena or other legal process.  “Company Information” shall include, without limitation, all of the Company Group’s trade secrets (that is, any information that derives independent economic value from not being generally known or readily ascertainable by the public, whether or not written or stored in any medium); the identity, preferences and selling and purchasing tendencies of actual Company Group suppliers and customers and their respective decision-makers; the Company’s marketing plans, information and/or strategies for the development and growth of the Company Group’s products, its business and/or its customer base; the terms of the Company Group’s deals and dealings with its customers and suppliers; information regarding Company Group employees, including but not limited to their skills, training, contacts, prospects and abilities; the Company Group’s training techniques and programs; the Company Group’s costs, prices, technical data, inventory position and data processing and management information systems, programs, and practices; the Company Group’s personnel policies and procedures and any other information regarding human resources at the Company Group that the Executive obtained in the course of his employment or consulting service with the Company.  The following shall not constitute Company Information for purposes of this Agreement:  (i) information that was known by the Executive before his employment with the Company; (ii) information that is or becomes generally available to the public other than as a result of a disclosure directly or indirectly by the Executive; (iii) information that is independently developed by the Executive without reference to Company Information; or (iv) information that is or becomes available to the Executive on a non-confidential basis from a source other than the Company, provided that such source has represented to the Executive that it is not bound by any obligation of confidentiality in relation thereto.

(b)Non-disparagement.  The Executive agrees that he shall not make nor cause to be made any negative, adverse or derogatory comments or communications that could constitute disparagement of any member of the Company Group or their respective officers or directors, or that may be considered to be derogatory or detrimental to the good name or business reputation of any of the foregoing.  The Company agrees that it shall not, in any statement or release published by SEACOR Marine, make any negative, adverse or derogatory comments about the Executive that could constitute disparagement of the Executive, or that may be considered to be derogatory or detrimental to the good name or business reputation of the Executive.

(c)Non-Solicitation.  The Executive agrees that during the 24-month period following the Termination Date the Executive will not, directly or indirectly, on the Executive’s own behalf or on behalf of another (i) solicit, induce or attempt to solicit or induce any officer, director, employee or consultant of any member of the Company Group to terminate their relationship with or leave the employ of any member of the Company Group, (ii) hire or otherwise contract the services of any person (in any capacity whether as an officer, director, employee or consultant) who is, or at any time in the six months preceding the date on which the Executive engages in such conduct was, an officer, director, employee or consultant of any member of the Company Group or (iii) induce or attempt to induce any customer, supplier, prospect, licensee or other business relation of any member of the Company Group to cease doing business with any member of the Company Group.  The foregoing provisions shall not apply to (I) a general advertisement or solicitation program that is not specifically targeted at such persons or (II) the solicitation of any employee after such time as such employee’s employment has been terminated by the Company Group.

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(d)Non-Competition during the Consulting Period.   The Executive agrees that for so long as he is providing Consulting Services during the Consulting Period, the Executive shall not, whether alone or jointly, or as an employee, officer, agent, partner, member, stockholder (except of not more than 5% of the outstanding stock of any listed company), investor, consultant, advisor, or independent contractor, directly or indirectly engage in any business or entity in the same field of commercial activities as any member of the Company Group and which is competitive with any member of the Company Group.

(e)Protected Disclosures.  Nothing in this Agreement will preclude, prohibit or restrict the Executive or the Company Group from (i) communicating with, any federal, state or local administrative or regulatory agency or authority, including, but not limited to, the Securities and Exchange Commission (the “SEC”); (ii) participating or cooperating in any investigation conducted by any governmental agency or authority; or (iii) if applicable, filing a charge of discrimination with the United States Equal Employment Opportunity Commission or any other federal state or local administrative agency or regulatory authority.  Nothing in this Agreement, or any other agreement between the parties, prohibits or is intended in any manner to prohibit, the Executive or the Company Group from (A) reporting a possible violation of federal or other applicable law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the SEC, the U.S. Congress, and any governmental agency Inspector General, or (B) making other disclosures that are protected under whistleblower provisions of federal law or regulation.  This Agreement does not limit the Executive’s right to receive an award (including, without limitation, a monetary reward) for information provided to the SEC.  The Executive does not need the prior authorization of anyone at the Company Group, and the Company Group does not need the prior authorization of the Executive, to make any such reports or disclosures, and neither the Executive nor the Company Group is required to notify the other party that such party has made such reports or disclosures.  Nothing in this Agreement or any other agreement or policy of the Company Group is intended to interfere with or restrain the immunity provided under 18 U.S.C. §1833(b).  The Executive cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (I) (A) in confidence to federal, state or local government officials, directly or indirectly, or to an attorney, and (B) for the purpose of reporting or investigating a suspected violation of law; (II) in a complaint or other document filed in a lawsuit or other proceeding, if filed under seal; or (III) in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, if filed under seal and does not disclose the trade secret, except pursuant to a court order.  The foregoing provisions regarding protected disclosures are intended to comply with all applicable laws.  If any laws are adopted, amended or repealed after the execution of this Agreement, this Section 5(e) shall be deemed to be amended to reflect the same.

6.Enforcement of Restrictions.

(a)Reasonableness.  The Executive hereby acknowledges that: (i) the restrictions provided in this Agreement (including, without limitation, those contained in Section 5 hereof) are reasonable in light of the necessity of the protection of the business of the Company Group; (ii) his ability to work and earn a living will not be unreasonably restrained by the application of these restrictions; and (iii) if a court concludes that any restrictions in this Agreement are overbroad or unenforceable for any reason, the court shall modify the relevant provision to the least extent necessary and such provision shall be enforced as modified.

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(b)Injunctive and Other Relief.  The Executive recognizes and agrees that, should he fail to comply with the restrictions set forth in this Agreement (including, without limitation, those contained in Section 5 hereof), which restrictions are hereby acknowledged to be vital to the protection of the Company Group’s business, the Company Group may suffer irreparable injury and harm for which there is no adequate remedy at law.  Therefore, the Executive agrees that, in the event of the breach or threatened breach by him of any of the restrictive covenants in this Agreement, the Company Group shall be entitled to seek preliminary and permanent injunctive relief against him and any other relief as may be awarded by a court having jurisdiction over the dispute.  In the event of a breach by the Executive of such provisions, as determined in a final judgment, the Company Group shall have the right to cease making any payments, or providing other benefits, under this Agreement.  The rights and remedies enumerated in this Section 6 shall be independent of each other, and shall be severally enforced, and such rights and remedies shall be in addition to, and not in lieu of, any other rights or remedies available to the Company Group in law or in equity.

7.Return of Property.  At or prior to the termination of the Consulting Period, the Executive shall deliver to a designated Company representative all records, documents, hardware, software, and all other Company property and all copies thereof in the Executive’s possession, including, without limitation, all Company Information.  The Company agrees that (i) the Executive may keep his Company provided mobile telephone but that the Executive shall confirm, in writing, that all Company Information has been deleted from such device at the conclusion of the Consulting Period, (ii) the Executive may keep his Company provided laptop computer and/or home office computer, provided that, promptly after the Termination Date, the Executive returns such computer(s) to the Company so that the Company may delete any Company Information from such computer(s), and (iii) the Executive may keep his Company provided vehicle, provided that after the Termination Date, the Executive is responsible for all costs related to the vehicle, including, but not limited to, insurance, operating expenses, and fuel for the vehicle.  The Company will reimburse Executive for mileage incurred providing Consulting Services, consistent with Company policy.  During the Consulting Period, for purposes of providing the Consulting Services, the Executive will continue to have access to (i) a company email account to the extent required, (ii) temporary office space to the extent required and (iii) files relating to the Executive’s Consulting Services.  The Executive acknowledges and agrees that all such materials are the sole property of the Company.

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8.Miscellaneous.

(a)Entire Agreement.  This Agreement and the Release set forth the entire agreement between the parties with respect to the subject matter hereof and, except as provided herein and in the Release, supersedes any and all prior understandings and agreements between the parties and neither party shall have any obligation toward the other except as set forth herein.  This Agreement may not be modified, except in writing signed by both parties.  The invalidity of any portion of this Agreement will not affect the validity of the remainder of this Agreement.  This Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(b)No Conflict; Governing Law.  This Agreement is made in, governed by, and is to be construed and enforced in accordance with the internal laws of the State of New York, without giving effect to principles of conflicts of law.  The Executive agrees that any legal action or proceeding brought under or in connection with this Agreement or the Executive’s employment may be initiated and maintained in a state or federal court serving New York, New York.

(c)Code Section 409A.  The intent of the parties is that payments and benefits under this Agreement shall comply with or be exempt from Internal Revenue Code Section 409A and applicable guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith.  In no event whatsoever shall any member of the Company Group be liable for any tax, interest or penalties that may be imposed on the Executive by Code Section 409A or any damages for failing to comply with Code Section 409A.  To the extent any taxable expense reimbursement or in-kind benefits under this Agreement is subject to Code Section 409A, the amount thereof eligible in any calendar year shall not affect the amount eligible for any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the year in which the Executive  incurred such expenses, and in no event shall any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit.

9.Notices.  All notices and other communications hereunder shall be in writing.  Notices sent to the Company should be directed to the attention of the Company’s General Counsel.

10.Counterpart Agreements; Captions and Headings.  This Agreement may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes. The captions and headings are for convenience of reference only and shall not be used to construe the terms or meaning of any provisions of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SEACOR MARINE HOLDINGS INC.

/s/ John Gellert
By:	John Gellert
Title:	President and Chief Executive Officer

ROBERT CLEMONS

/s/ Robert Clemons

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EXHIBIT A

NOTICE OF RESIGNATION

TO:	SEACOR Marine Holdings Inc.

FROM:	Robert Clemons

DATE:	July 12, 2019

I hereby tender my resignation from all director, manager, officer and other positions with SEACOR Marine Holdings Inc. or any of its subsidiaries or affiliates, effective July 12, 2019.

Robert Clemons

EXHIBIT B

RELEASE OF CLAIMS

1.  Terms of Release. This general release is entered into by and between Robert Clemons (“the Executive”) and SEACOR Marine Holdings Inc. (the “Company”), as of the date hereof (this “General Release”), pursuant to the terms of the Separation and Consulting Agreement to which this General Release is attached (the “Separation Agreement”), which provides the Executive with certain payments and benefits, subject to the Executive’s execution of this General Release.  The Executive acknowledges and agrees that the consideration provided for herein is adequate consideration for the Executive’s obligations under this General Release.

2.  Released Claims.  In exchange for and in consideration of the payments and benefits described in the Separation Agreement, the Executive, on behalf of himself, his agents, representatives, heirs, devisees, assignees, transferees, and legal representatives, past or present (as the case may be, and collectively the “Releasors”), hereby irrevocably and unconditionally releases, discharges, and acquits all of the Released Parties (as defined below) from any and all claims, promises, demands, liabilities, contracts, debts, losses, damages, attorneys’ fees and causes of action of every kind and nature, known and unknown, which the Executive may have against them at any time up to and including the Executive’s execution of this General Release (the “Execution”), including but not limited to causes of action, claims or rights arising out of, or which might be considered to arise out of or to be connected in any way with: (i) the Executive’s employment with the Company or any of its subsidiaries or the termination thereof; (ii) any treatment of the Executive by any of the Released Parties in connection with his employment or the termination thereof, which shall include, without limitation, any treatment or decisions with respect to hiring, placement, promotion, work hours, discipline, transfer, termination, compensation, performance review or training; (iii) any damages or injury that the Executive may have suffered in connection with his employment or the termination thereof, including without limitation, emotional or physical injury, or compensatory damages; (iv) employment discrimination, which shall include, without limitation, any individual or class claims of discrimination on the basis of age, disability, sex, race, religion, national origin, citizenship status, marital status, sexual preference, or any other basis whatsoever; or (v) all such other claims that the Executive could assert against any, some, or all of the Released Parties in any forum, accrued or unaccrued, liquidated or contingent, direct or indirect, including under any federal, state, foreign or local law, ordinance and/or regulation, or pursuant to common law in connection with Executive’s employment or the termination thereof.  The payments and other rights of the Executive expressly provided for under the Separation Agreement, as well as any rights that the Executive may have to be indemnified by the Company pursuant to the Company’s Certificate of Incorporation, By-laws, any indemnification agreement entered into by the Executive and the Company or any former parent of the Company, or directors and officers liability insurance policies, are excluded from this General Release.

3.  Released Parties.  The term “Released Parties” or “Released Party” as used herein shall mean and include: (i) the Company; (ii) the Company’s former, current and future parents, subsidiaries, affiliates, shareholders and lenders; (iii) each predecessor, successor and affiliate of any person listed in clauses (i) and (ii); (iv) each former, current, and future officer, director, agent, representative, employee, servant, owner, shareholder, partner, joint venturer, attorney, employee benefit plan, employee benefit plan administrator, insurer, administrator, and fiduciary of any of the persons or entities listed in clauses (i) through (iii); and (v) any other person or entity acting by, through, under, or in concert with any of the persons or entities listed in clauses (i) through (iv).

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4.  OWBPA and ADEA Release.  Pursuant to the Older Workers Benefit Protection Act of 1990 (“OWBPA”), the Executive understands and acknowledges that by executing this General Release and releasing all claims against each and all of the Released Parties, he has waived any and all rights or claims that he has or could have against any Released Party under the Age Discrimination in Employment Act (“ADEA”), which includes, but is not limited to, any claim that any Released Party discriminated against the Executive on account of his age.  The Executive also acknowledges the following: (i) the Company, by this General Release, has advised the Executive to consult with an attorney prior to executing this General Release; (ii) the Executive has had the opportunity to consult with his own attorney concerning this General Release; (iii) this General Release does not include claims arising from any act, omission, transaction or occurrence which happens after the Execution, provided, however, that any claims arising after the Execution from the then-present effect of acts or conduct occurring on or before the Execution shall be deemed released under this General Release; and (iv) the Company has provided the Executive with the opportunity to review and consider this General Release for 21 days (the “Review Period”).  At the Executive’s option and sole discretion, the Executive may waive the Review Period and execute this General Release before the expiration of 21 days.  In electing to waive the Review Period, the Executive acknowledges and admits that he was given a reasonable period of time within which to consider this General Release and his waiver is made freely and voluntarily, without duress or any coercion by any other person.  The General Release shall be null and void ab initio in the event the Executive does not execute and return this General Release to the Company by August 2, 2019.

5.  ADEA Revocation Period. The Executive may revoke this General Release within a period of seven calendar days after the Execution.  The Executive agrees that any such revocation is not effective unless it is made in writing and delivered to the attention of the General Counsel of the Company by the end of such seventh calendar day. Under any such valid revocation, the Executive shall not be entitled to the payments or benefits described in the Separation Agreement. This General Release becomes effective and irrevocable on the eighth calendar day after it is executed by the Executive.

6.  No Right to File Action or Proceeding.  Unless otherwise prohibited by law, the Executive agrees that he will not, at any time hereafter, voluntarily participate in as a party, or permit to be filed by any Releasor or any other person on his behalf or as a member of any alleged class of persons, any action or proceeding of any kind, against the Company or any other Released Party (whether acting as agents for the Company or in their individual capacities), with respect to any claims covered by this General Release; in addition, the Executive agrees to have himself removed from any such action or proceeding with respect to which he has involuntarily become a party.  The Executive further agrees that he will not seek or accept any award or settlement from any source or proceeding with respect to any claim or right covered by this General Release and that this General Release shall act as a bar to recovery in any such proceedings.  This General Release shall not affect the Executive’s rights under the OWBPA to have a judicial determination of the validity of this General Release and does not purport to limit any right Employee may have to file a charge under the ADEA or other civil rights statute or to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigative agency.  This General Release does, however, waive and release any right to recover damages under the ADEA or other civil rights statute.

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7.  Governing Law.  This General Release shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of laws provisions.

THE EXECUTIVE ACKNOWLEDGES THAT HE CAREFULLY HAS READ THIS GENERAL RELEASE; THAT HE HAS HAD THE OPPORTUNITY TO THOROUGHLY DISCUSS ITS TERMS WITH COUNSEL OF HIS CHOOSING; THAT HE FULLY UNDERSTANDS ITS TERMS AND ITS FINAL AND BINDING EFFECT; THAT THE ONLY PROMISES MADE TO SIGN THIS GENERAL RELEASE ARE THOSE STATED AND CONTAINED IN THIS GENERAL RELEASE; AND THAT HE IS SIGNING THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY.  THE EXECUTIVE STATES THAT HE IS IN GOOD HEALTH AND IS FULLY COMPETENT TO MANAGE HIS BUSINESS AFFAIRS AND UNDERSTANDS THAT HE MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY SIGNING THIS GENERAL RELEASE.

IN WITNESS WHEREOF, the parties have executed this General Release as of the respective dates set forth below.

SEACOR MARINE HOLDINGS INC.

By:	John Gellert
Title:	President and Chief Executive Officer
Date:

ROBERT CLEMONS

Date:

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